Exhibit 99.1
Superior Industries Reports
Second Quarter and First Half Results
Second Quarter Net Income of $0.18 Per Share
     VAN NUYS, CALIFORNIA — July 27, 2005 — Superior Industries International, Inc. (NYSE:SUP) today announced operating results for the second quarter and first half of 2005, and reported second quarter net income in line with management’s prior guidance and analysts’ expectations, prior to a favorable adjustment to the effective tax rate for the year.
Second Quarter Results
     For the three months ended June 30, 2005, revenue decreased 3.1% to $226,471,000 from $233,735,000 for the second quarter of 2004. Wheel revenue declined 4.5% to $217,827,000 from $228,137,000 on an 8.0% decline in unit wheel shipments. Components revenue increased 54.4% to $8,644,000 from $5,598,000.
     Net income was $4,849,000, or $0.18 per diluted share. This compares to net income of $13,584,000, or $0.51 per diluted share, for the second quarter of 2004. The tax provision for the first half of 2005 reflects an estimated tax rate of 20.5%, compared to 24.5% reported in the first quarter. In addition to a favorable settlement of a tax issue with the Internal Revenue Service, the factors impacting the lower rate were the relationship of federal and state tax credits, changes in permanent tax differences and foreign income, which is taxed at rates other than statutory, to a lower estimated pretax income for the year 2005. Excluding this change in the effective tax rate, which added $0.02 to diluted earnings per share in the second quarter, net income and earnings per share would have been in line with our prior guidance and analysts’ estimates.
     The company’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $1,485,000 for this year’s second quarter compared to $2,534,000 a year ago, reflecting lower shipments.
     The operating loss from Superior’s aluminum suspension components business was $2,618,000 for this year’s second quarter compared to a loss of $1,549,000 for the same period of 2004.
     At June 30, 2005, working capital was $274,112,000, including cash and short-term investments of $120,488,000.
First Half Results
     For the six months ended June 30, 2005, revenue decreased 6.3% to $438,386,000 from $467,926,000 for the first half of 2004. Wheel revenue decreased 8.0% to $419,971,000 from $456,338,000 on a 12.6% decline in unit shipments. Components revenue increased 58.9% to $18,415,000 from $11,588,000 last year. Net income for the first six months of 2005 was $13,780,000, or $0.52 per diluted share, compared to $27,251,000, or $1.01 per diluted share, for the first six months of 2004.

Operations Review
     As the company announced on June 10, 2005, orders for delivery in the second quarter declined more than originally anticipated, which affected plant utilization, work schedules, and gross margin for the period. “In the short term, we expect a continuation of the intense competitive environment we have faced for some time and which has affected automotive industry suppliers throughout the world. We are focused on completing the implementation of our cost-reduction program built on efficiency enhancement and automation in all of our plants,” said President and Chief Executive Officer Steven Borick.
     “In the long term, we remain optimistic about our opportunities as we transform Superior into a truly global company. Construction of our third facility in Mexico, which will set the world standard for cast aluminum wheel manufacturing when it comes on-line in 2006, remains on schedule. We are continuing to evaluate opportunities to apply our manufacturing expertise and technological know-how in other developing markets. While it will take time to achieve our goals, we are fortunate to have the management, technical and financial resources to stay the course.”
Conference Call
     Superior will host a conference call beginning at 10:00 AM PT (1:00 PM ET) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the webcast. The webcast replay will be available at this same internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s second quarter results, during the conference call the company also plans to discuss the outlook for the third quarter, as well as other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.
About Superior Industries
     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
          Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

NET SALES	$226,471	$233,735	$438,386	$467,926
Costs and Expenses
Cost of Sales	218,311	210,424	416,072	420,044
Selling and Administrative Expenses	5,265	5,998	10,323	11,880

INCOME FROM OPERATIONS	2,895	17,313	11,991	36,002

Equity in Earnings of Joint Ventures	1,490	2,554	3,157	4,737
Interest Income, net	1,388	547	2,513	1,138
Miscellaneous Income (Expense), net	(269)	326	(328)	(272)

INCOME BEFORE INCOME TAXES	5,504	20,740	17,333	41,605
Income Taxes	655	7,156	3,553	14,354

NET INCOME	$4,849	$13,584	$13,780	$27,251

EARNINGS PER SHARE:
Basic	$0.18	$0.51	$0.52	$1.02
Diluted	$0.18	$0.51	$0.52	$1.01

WEIGHTED AVERAGE AND EQUIVALENT SHARES OUTSTANDING:
Basic	26,613,000	26,634,000	26,619,000	26,684,000
Diluted	26,618,000	26,806,000	26,628,000	26,908,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	June 30
	2005	2004

Current Assets	$369,620	$412,072
Property, Plant and Equipment, net	301,281	276,224
Investments and Other Assets	85,791	59,528

	$756,692	$747,824

Current Liabilities	$95,508	$114,325
Long-Term Liabilities	52,400	42,714
Shareholders’ Equity	608,784	590,785

	$756,692	$747,824